SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 19, 2002
(Date of earliest event reported)

PAYCHEX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State of incorporation)	(Commission	(IRS Employer
	File Number)	Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-0397
(Address of principal executive offices)	(Zip Code)

(585) 385-6666
(Registrant’s telephone number, including area code)

ITEM 9. REGULATION FD DISCLOSURE
SIGNATURES
FOR IMMEDIATE RELEASE

ITEM 9. REGULATION FD DISCLOSURE

The registrant’s press release dated March 19, 2002 is attached. This release announces the Company’s results of operations for the third quarter ended February 28, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.

Date:	March 19, 2002	/s/ B. Thomas Golisano B. Thomas Golisano Chairman, President and Chief Executive Officer

Date:	March 19, 2002	/s/ John M. Morphy John M. Morphy Vice President, Chief Financial Officer and Secretary

FOR IMMEDIATE RELEASE

John M. Morphy, Chief Financial Officer or Jan Shuler 585-383-3406

Access the Webcast of the Paychex, Inc. Third Quarter Earnings Release Conference Call scheduled for March 19, 2002 at 11:00 a.m. Eastern Standard Time at http://www.paychex.com at the
Investor Relations home page
Paychex, Inc. news releases, current financial information, related SEC filings and Investor Relations presentation are accessible at the same Web site

PAYCHEX, INC. REPORTS RECORD THIRD QUARTER RESULTS

ROCHESTER, NY, March 19, 2002 — Paychex, Inc. (NASDAQ:PAYX) today announced net income of $67.0 million, or $.18 diluted earnings per share, for the quarter ended February 28, 2002, a 1% increase over net income of $66.4 million, or $.18 diluted earnings per share, for the same period last year. Total revenues were $242.8 million, a 6% increase over $229.3 million for the third quarter last year.

For the nine months ended February 28, 2002, the Company reported record net income of $205.9 million, or $.54 diluted earnings per share, a 10% increase over $187.1 million, or $.50 diluted earnings per share, for the same period last year. Total revenues were $710.6 million, an increase of 11% over $641.2 million for the same period last year.

ECONOMIC CONDITIONS

The Company first experienced the effects of the recession during the first quarter of fiscal 2002, and these effects have continued during the second and third quarters. In response to the declining economic conditions, the Federal Reserve has lowered the Federal Funds rate eleven times for a cumulative 475 basis point reduction in this rate. The short- and long-term effects of changing interest rates is disclosed in detail in the Company’s financial statements and recent SEC filings, which are accessible at the Company’s Web site at http://www.paychex.com.

In addition to the effects of volatile interest rates, the impact of a recessionary economy has resulted in a lower number of checks per client, as existing clients reduce their work forces. During the third quarter of fiscal 2002, the Company experienced a 4.8% decline in checks per client compared to 4.3% in the second quarter and 2.6% in the first quarter. For the first nine months of fiscal 2002, checks per client declined 3.9%. During the recession of the early 1990’s, the Company experienced a total reduction in checks per client of approximately 3%.

Despite these factors, income before taxes remained strong at 42% of revenues during the first nine months of the year, which is consistent with the same period last year. The Company estimates that if the interest rates and checks per client conditions experienced in fiscal 2000 had continued throughout fiscal 2001 and the first nine months of fiscal 2002, net income growth in fiscal 2001 would have been approximately 25% compared with actual growth of 34%, and net income growth for the first nine months of fiscal 2002 would have been approximately 20% compared with actual growth of 10%.

SERVICE REVENUES

For the quarter ended February 28, 2002, service revenues, which are comprised of the Payroll and Human Resource and Benefits product lines, were $228.0 million, an increase of 12% over $203.4 million for the prior year quarter. For the nine months ended February 28, 2002, service revenues were $661.6 million, an increase of 14% over $580.6 million for the same period last year.

Payroll service revenue increased 10% to $195.8 million from $177.8 million for the prior year third quarter. For the nine-month period, Payroll service revenue increased 13% to $573.7 million from $509.5 million for the prior year period. The increases in Payroll service revenue reflect growth in the client base, increased utilization of ancillary services and price increases. As of February 28, 2002, 84% of Paychex clients utilized Taxpay®, the Company’s tax filing and payment feature. The Company’s Employee Pay Services were utilized by 56% of its clients. Major Market Services revenue increased 40% and 51% for the third quarter and nine-month periods to $19.3 million and $51.5 million, respectively. Human Resource and Benefits service revenue was $32.2 million, an increase of 26% over $25.5 million for the third quarter last year. For the nine-month period, Human Resource and Benefits service revenue increased 24% to $88.0 million from

$71.1 million for the prior year period. The increases are related primarily to growth in clients for Retirement Services and in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. Retirement Services revenue increased 33% and 30% in the third quarter and nine-month periods to $15.3 million and $41.3 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS

For the quarter ended February 28, 2002, interest on funds held for clients was $14.8 million, a 43% decrease from $25.9 million for the third quarter last year. For the nine months ended February 28, 2002, interest on funds held for clients decreased 19% to $49.0 million from $60.7 million. The decreases are primarily the result of lower interest rates earned in fiscal 2002 offset somewhat by higher average portfolio balances. For the quarter, net realized gains included in interest on funds held for clients decreased to $2.3 million compared with $3.4 million in the prior year third quarter. For the first nine months of fiscal 2002, net realized gains increased to $7.6 million compared with $3.1 million in the respective prior year period.

OPERATING INCOME

For the quarter ended February 28, 2002, operating income was $87.2 million compared to $86.9 million for the third quarter last year. For the nine months ended February 28, 2002, operating income increased 9% to $272.1 million from $249.1 million in the prior year period. Combined operating and selling, general and administrative expenses increased 9% in the third quarter and 12% for the nine-month period over the prior year periods. These increases reflect increases in personnel, information technology and facility costs necessary to support the growth of the Company.

INVESTMENT INCOME

Investment income for the quarter ended February 28, 2002 increased 16% to $8.4 million from $7.2 million in the third quarter of last year. Investment income for the nine-month period increased 29% to $24.1 million from $18.7 million in the prior year period. The increases are due to net realized gains on the sale of available-for-sale securities and higher average daily invested balances offset by the impact of lower interest rates in fiscal 2002. Net realized gains included in investment income were $2.4 million and $5.2 million for the third quarter and nine-month periods of fiscal 2002 compared with net realized gains of $.6 million and $.4 million for the respective prior year periods.

INCOME TAXES

The income tax rate for the third quarter and nine months ended February 28, 2002 was 30.0% and 30.5%, respectively, as compared to 29.5% and 30.1% for the same periods last year. The Company expects the income tax rate to approximate 30.5% for the fourth quarter and full year fiscal 2002, respectively.

B. Thomas Golisano, Chairman, President and Chief Executive Officer of Paychex, said, “We are pleased with our results for the third quarter considering that our revenues and net income continue to be impacted by lower interest rates and recessionary economic conditions. Our strong recurring revenue model has sustained us through these challenging conditions and we remain focused on increasing our client base, utilization of ancillary services and controlling expenses. We expect to generate record revenues and net income for the full year fiscal 2002 with total revenue growth in the range of 9% to 10%.”

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “we look forward to,” “would equate to,” “projects,” “projected to be,” “anticipates,” “we believe,” “could be,” and other similar phrases. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, general market and economic conditions, including demand for the Company’s products and services, availability of internal and external resources, executing expansion plans, competition, and price levels; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, communication systems, and business reputation; stock volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company assumes no obligation to update this document for new information subsequent to its issuance.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended		For the nine months ended

	February 28,	February 28,	February 28,	February 28,
	2002	2001	2002	2001

Revenues:
Service revenues	$227,964	$203,351	$661,649	$580,566
Interest on funds held for clients	14,836	25,905	48,953	60,671

Total revenues	242,800	229,256	710,602	641,237
Operating costs	56,739	54,376	165,226	147,398
Selling, general and administrative expenses	98,844	87,998	273,314	244,706

Operating income	87,217	86,882	272,062	249,133
Investment income, net	8,427	7,234	24,145	18,733

Income before income taxes	95,644	94,116	296,207	267,866
Income taxes	28,671	27,764	90,343	80,758

Net income	$66,973	$66,352	$205,864	$187,108

Basic earnings per share	$.18	$.18	$.55	$.50

Diluted earnings per share	$.18	$.18	$.54	$.50

Weighted-average common shares outstanding	374,922	373,057	374,460	372,560

Weighted-average shares assuming dilution	378,096	377,681	377,809	377,558

Cash dividends per common share	$.11	$.09	$.31	$.24

(A)	Certain amounts for the three- and nine-month periods ended February 28, 2001 have been reclassified to conform to the current year presentation. In addition, the Company has changed its segment reporting from two segments to one segment in fiscal 2002.

(B)	Further information on interest on funds held for clients and investment income can be found in the Company’s SEC filings, including recent Form 10-Qs, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2002	2001

ASSETS
Cash and cash equivalents	$159,595	$45,784
Corporate investments	600,499	568,217
Interest receivable	20,402	28,281
Accounts receivable	86,424	100,640
Prepaid expenses and other current assets	10,204	7,306

Current assets before funds held for clients	877,124	750,228
Funds held for clients	2,271,964	2,041,045

Total current assets	3,149,088	2,791,273
Property and equipment – net	106,914	96,078
Intangible assets – net	8,852	9,612
Deferred income taxes	1,247	1,361
Other assets	8,934	8,872

Total assets	$3,275,035	$2,907,196

LIABILITIES
Accounts payable	$15,056	$16,377
Accrued compensation and related items	64,142	57,418
Deferred revenue	5,189	4,421
Accrued income taxes	21,275	9,783
Deferred income taxes	7,629	4,996
Other current liabilities	16,271	19,282

Current liabilities before client fund deposits	129,562	112,277
Client fund deposits	2,255,740	2,031,565

Total current liabilities	2,385,302	2,143,842
Long-term liabilities	5,435	5,512

Total liabilities	2,390,737	2,149,354

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 600,000 authorized shares Issued: 375,102 at February 28, 2002 and 373,647 at May 31, 2001	3,751	3,736
Additional paid-in capital	169,143	139,897
Retained earnings	690,865	601,142
Accumulated other comprehensive income	20,539	13,067

Total stockholders’ equity	884,298	757,842

Total liabilities and stockholders’ equity	$3,275,035	$2,907,196

(A)	The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $32.1 million at February 28, 2002 compared with $20.5 million at May 31, 2001. The unrealized gain position of the Company’s investment portfolios was approximately $17 million at March 14, 2002.